SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is entered into as of November 6, 2024, by and between Raadr, Inc., a Nevada corporation (the “Company”), and Firstfire Global Opportunity Fund, LLC (“Investor”, and, together with the Company, the “Parties”).

WHEREAS, the Company currently is indebted to Investor in the aggregate amount of $25,000.00, as more particularly described on Exhibit A attached hereto and made a part hereof (the “Company Obligations”), there being no other Company instruments held by Investor; and

WHEREAS, certain unspecified disputes (the “Unspecified Disputes”) may have arisen between the Parties in respect of the Company Obligations, the terms and conditions thereof, the payments that may be due and owning thereon, the number of shares to which Investor may have rights or the actions of the Company in connection therewith; and

WHEREAS, subject to the terms and conditions set forth herein, the Company and Investor desire to enter into a transaction to settle the Unspecified Disputes wherein the Company will issue to Investor a total of 100,000,000 shares of Company common stock (the “Settlement Shares”) on the terms and conditions herein.

NOW, THEREFORE, in consideration of the rights and benefits that they will each receive in connection with this Agreement, the Parties, intending to be legally bound, agree as follows:

1.Settlement. In exchange for the Company Obligations held by Investor, the Company shall issue and deliver the Settlement Shares to Investor, at the Closing (as defined below), pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(a)(2) of the Securities Act.

2.Closing. On the Closing Date (as defined below), subject to the terms and conditions of this Agreement, the Company shall deliver (a) the Closing Shares and (b) the Reserve Letter, and Investor shall exchange the Company Obligations held by Investor therefor. Upon receipt of the Closing Shares and the Reserve Letter, all of Investor’s rights under the Company Obligations shall be extinguished. The exchange described in the foregoing sentence shall take place remotely via electronic delivery of signatures and documents within one (1) day of the date hereof, or at such other time and place as the Company and Investor mutually agree (the “Closing” and such date the “Closing Date”).

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3.Leak-Out Agreement. The leak-out provisions contained in that certain Exchange Agreement dated as of October 1, 2024 (the “Exchange Agreement”), between the Parties shall survive so long as Investor shall hold any of the shares issued pursuant to the Exchange Agreement and/or this Agreement.

4.Closing Conditions.

(a)Conditions to Investor’s Obligations. The obligation of Investor to consummate the Closing is subject to the fulfillment, to Investor’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

(1)Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as if made on and as of such date.

(2)No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(3)Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to Investor, and Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(4)Issuance. The Company shall have issued to Investor the Settlement

Shares.

(b)Conditions to the Company’s Obligations. The obligation of the Company to consummate the Closing is subject to the fulfillment, to the Company’s reasonable satisfaction, prior to or at the Closing, of each of the following conditions:

(1)Representations and Warranties. The representations and warranties of Investor contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as if made on and as of such date.

(2)No Actions. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or authority or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(3)Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Company and the Company shall have received all

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such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

5.Representations and Warranties of the Company. The Company hereby represents and warrants to Investor as of the date hereof as follows:

(a)Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties or financial condition.

(b)Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to issue the Settlement Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby.

(c)Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the authorization, sale, issuance and delivery of the Settlement Shares and the performance of all of the Company’s obligations hereunder have been taken or will be taken prior to the Closing. This Agreement has been duly executed by the Company and constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable law.

(d)Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of: 15,000,000,000 shares of common stock, , par value $0.001 per share, of which 5,101,760,661 shares are issued and outstanding; and 100,000,000 shares of preferred stock, par value $0.001 per share, (1) 1,000,000 shares of which are designated Series E Preferred Stock and none of which shares are issued and outstanding and (2) 75,000 shares of which are designated Series F Preferred Stock and 75,000 shares of which are issued and outstanding. All of the Company’s issued and outstanding shares have been duly authorized, are validly issued, fully paid and non-assessable.

(e)Issuance of Settlement Shares. The issuance, sale and delivery of the Settlement Shares in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The Settlement Shares, when issued, sold and delivered in accordance with the terms and conditions of this Agreement, will be duly and validly issued, fully paid and non-assessable.

(f)Consents; Waivers. No consent, waiver, approval or authority of any nature, or other formal action, by any Person, not already obtained, is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company

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of the transactions provided for herein and therein. As used herein, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g)Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Settlement Shares or any of the Company’s officers or directors in their capacities as such.

(h)Validity; Enforcement; No Conflicts. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (1) result in a violation of the organizational documents of the Company, (2) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party or by which it is bound, or (3) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “blue sky” laws) applicable to the Company, except in the case of clause (2) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.

(i)Offering. Subject in part on the accuracy of Investor’s representations herein, the offer, sale and issuance of the Settlement Shares in conformity with the terms of this Agreement constitute transactions exempt from registration of under the Securities Act and from all applicable state securities laws. The sole consideration for the issuance of the Settlement Shares is Investor’s surrender of the Company Obligations.

6.Representations and Warranties of Investor. Investor hereby represents and warrants as of the date hereof to the Company as follows:

(a)Corporate Power. Investor has all requisite legal and corporate power and authority to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby.

(b)Authorization. All corporate action on the part of Investor, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the performance of all of Investor’s obligations hereunder have been taken or will be taken prior to the Closing. This Agreement has been duly executed by Investor and

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constitutes valid and legally binding obligations of Investor, enforceable against Investor in accordance with their respective terms, subject to applicable law.

(c)Own Account. Investor is acquiring the Settlement Shares for its own account.

(d)Investment Purpose. As of the Closing, Investor is purchasing the Settlement Shares for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, Investor does not agree to hold any of such securities for any minimum or other specific term and reserves the right to dispose of such securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(e)Accredited Investor Status. Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

(f)Legends. Investor understands that until such time as the Settlement Shares have been registered under the Securities Act or may be sold pursuant to Rule 144, Rule 144A under the Securities Act, Regulation A, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, such securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such securities):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE/EXERCISABLE] HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A, REGULATION S, OR OTHER APPLICABLE EXEMPTION UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Company shall issue a certificate or book entry statement for the applicable shares of common stock without such legend to the holder upon which it is stamped or (as requested by such holder) issue the applicable shares of common stock to such holder by electronic delivery by crediting the account of such holder’s broker with The Depository Trust Company (“DTC”), if, unless otherwise required by applicable state securities laws, (a) such security is registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144, Rule 144A, Regulation A, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) the Company or Investor provides the an opinion of counsel to the effect that a public sale or transfer of such security may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the

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sale or transfer is effected. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with any such issuance. Investor agrees to sell all such securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

(g)No Other Securities. Investor represents that the convertible promissory note comprising the Company Obligations is the only security of the Company owned by the Investor.

7.No Short Sales. Investor, its successors, assigns and affiliates, agrees that so long as the Settlement Shares are not sold, Investor and Investor’s affiliates shall not, directly or indirectly, enter into or effect “short sales” of the common stock of the Company or hedging transaction which establishes a short position with respect to the common stock of the Company. The Company acknowledges and agrees that upon delivery of a conversion notice by Investor, Investor immediately owns the shares of common stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

8.Miscellaneous.

(a)Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written with respect to such matters.

(b)Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (2) personally served, (2) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (3) delivered by reputable air courier service with charges prepaid, or (4) transmitted by hand delivery or e-mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.

Any notice or other communication required or permitted to be given hereunder shall be deemed effective (A) upon hand delivery or delivery by e-mail at the address or e-mail address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (B) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall occur first. Such notice shall be properly delivered to the address set forth beneath the name of such party below:

If to Investor:Firstfire Global Opportunity Fund, LLC 1040 1st Avenue

New York, New York 10022

Attention: Eli Fireman, Managing Member E-mail: eli@firstfirecap.com

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If to the Company:Raadr, Inc.

1680 Michigan Avenue, Suite 700 Miami Beach, Florida 33139

Attention: Daniel Gilcher, Chief Financial Officer E-mail: dgilcher@mexedia.com

(c)Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Investor, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(d)Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

(f)No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(g)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement

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or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(h)Survival. The representations and warranties contained herein shall survive the Closing for the applicable statute of limitations.

(i)Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j)Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ, an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k)Construction. The parties hereto agree that each of them and/or their respective counsel have reviewed and have had an opportunity to revise this Agreement and the schedules attached hereto. This Agreement shall be construed according to its fair meaning and not strictly for or against any party. The word “including” shall be construed to include the words “without limitation.” In this Agreement, unless the context otherwise requires, references to the singular shall include the plural and vice versa.

[ SIGNATURE PAGE FOLLOWS ]

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[ SIGNATURE PAGE TO EXCHANGE AGREEMENT ]

IN WITNESS WHEREOF, the Parties have caused this Exchange Agreement to be duly executed and delivered as of the date and year first written above.

COMPANY:INVESTOR:

RAADR, INC.FIRSTFIRE GLOBAL OPPORTUNITY FUND, LLC

By: /s/ Daniel ContrerasBy: /s/ Eli Fireman

Daniel ContrerasEli Fireman

Chief Executive OfficerManaging Member

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EXHIBIT A

Description of the Company Obligations

1.Note dated October 1, 2024.

Current Balance: $25,000.00